EXHIBIT 99.1

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com

FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FIRST QUARTER RESULTS
Sales $37.4 million
Net income $1.7 million
PHOENIX, AZ — (July 26, 2007) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the first quarter of its fiscal year 2008 ended June 30, 2007.
     Net sales for the first quarter of fiscal 2008 were $37,366,000, down 31% from $54,050,000 for the first quarter of fiscal year 2007.
     Net income for the first quarter of $1,735,000 decreased 60% compared with $4,334,000 in the same quarter one year ago and net income per share based on basic weighted average shares outstanding was $0.27 versus $0.68. Net income per share based on diluted weighted average shares outstanding was $0.26 versus $0.65 last year.
     Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer, said, “We are pleased to report positive earnings for the first quarter of fiscal 2008. Although net sales are off 31% from the same period last year, they have increased by nearly 11% sequentially compared to the prior quarter. The new Texas plant is now progressing as planned and although it has not yet attained profitability, we are encouraged by the retail interest in our product offering.”
     Mr. Stegmayer continued, “While we have seen a modest increase in order rates and our backlog has lengthened somewhat, we have not experienced meaningful improvement in the overall outlook for housing in the markets we serve. Accordingly, we will remain cautious about the near term until we witness some fundamental improvements in areas such as consumer confidence, housing demand, financing availability and the resale market for existing homes.”
     Cavco’s senior management will hold a conference call to review these results tomorrow, July 27, 2007, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or the web site www.earnings.com. An archive of the webcast and presentation will be available for 90 days at these website addresses.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, a write-off of all or part of our goodwill could adversely affect operating results and net worth, the cyclical and seasonal nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, our contingent repurchase obligations related to wholesale financing, competition, our ability to maintain relationships with retailers, labor shortages, pricing and availability of raw materials and unfavorable zoning ordinances, together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2007 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.
(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,157	$12,976
Short-term investments	54,400	50,900
Restricted cash	127	339
Accounts receivable	9,083	8,107
Inventories	13,303	13,464
Prepaid expenses and other current assets	2,193	2,273
Deferred income taxes	4,015	3,930

Total current assets	97,278	91,989

Property, plant and equipment, at cost:
Land	6,050	6,050
Buildings and improvements	7,138	7,029
Machinery and equipment	7,752	7,617

	20,940	20,696
Accumulated depreciation	(8,052)	(7,894)

	12,888	12,802

Goodwill	67,346	67,346

Total assets	$177,512	$172,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,440	$2,868
Accrued liabilities	20,914	18,417

Total current liabilities	23,354	21,285

Deferred income taxes	13,360	12,760

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,421,480 and 6,382,980 shares, respectively	64	64
Additional paid-in capital	123,839	122,868
Retained earnings	16,895	15,160

Total stockholders’ equity	140,798	138,092

Total liabilities and stockholders’ equity	$177,512	$172,137

(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Net sales	$37,366	$54,050
Cost of sales	31,926	43,431

Gross profit	5,440	10,619
Selling, general and administrative expenses	3,574	4,421

Income from operations	1,866	6,198
Interest income	671	574

Income before income taxes	2,537	6,772
Income tax expense	802	2,438

Net income	$1,735	$4,334

Net income per share:
Basic	$0.27	$0.68

Diluted	$0.26	$0.65

Weighted average shares outstanding:
Basic	6,400,536	6,355,818

Diluted	6,656,460	6,641,376

(more)

CAVCO INDUSTRIES, INC.
Other Operating Data – Continuing Operations
(Dollars in thousands, except average sales price amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Net sales
Manufacturing	$36,238	$51,568
Retail	2,610	4,319
Less: Intercompany	(1,482)	(1,837)

Net sales	$37,366	$54,050

Floor shipments — manufacturing	1,339	1,856

Average sales price per floor - manufacturing	$27,063	$27,784

Home shipments — manufacturing	856	1,063

Average sales price per home - manufacturing	$42,334	$48,512

Home shipments — retail	29	43

Capital expenditures	$276	$500

Depreciation	$190	$232

###